Exhibit 23.1

Consent Of Independent Public Accountants

We consent to incorporation by reference in the registration statement (No. 33-74382, No. 33-88684, No. 333-30003, No. 333-72329, No. 333-74060, No. 333-72331, No. 333-74070, No. 333-74062, No. 333-29997 and No. 333-74068) on Forms S-8 of Team, Inc. of our report dated June 30, 2004, with respect to the consolidated balance sheet of Thermal Solutions, Inc. as of December 31, 2003, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in this current report on Form 8-K of Team, Inc.

/s/ KPMG LLP

Houston, Texas

July 15, 2004